Exhibit 5.2

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel (312) 782-0600

Main Fax (312) 701-7711

www.mayerbrown.com

February 13, 2008 ACE Limited ACE World Headquarters 17 Woodbourne Avenue Hamilton, HM 08, Bermuda ACE INA Holdings Inc. Two Liberty Place 1601 Chestnut Street Philadelphia, Pennsylvania 19192

Re:	ACE Limited

ACE INA Holdings Inc.

Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have represented ACE Limited (“ACE”), a Cayman Islands company limited by shares, and ACE INA Holdings, Inc., a Delaware corporation (“ACE INA”) in connection (i) with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the “Registration Statement”) relating to, among other things ACE INA’s Debt Securities, which are fully and unconditionally guaranteed (the “Guarantee”) by ACE and (ii) the offer and sale of $300,000,000 aggregate principal amount of ACE INA’s 5.80% Senior Notes due 2018 (the “Notes”).

In rendering the opinions expressed herein, we have examined (i) the Indenture, dated as of August 1, 1999 (the “Indenture”), among ACE, ACE INA and The Bank of New York Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association and The First National Bank of Chicago), as trustee (the “Trustee”); (ii) the Notes and (iii) the Guarantee.

In addition, we have examined such other documents, certificates and opinions, and have made such further investigation as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than ACE INA, we have assumed the due authorization, execution and delivery of all documents, and, with respect to all parties other than ACE INA and ACE, we have assumed the validity and enforceability of all documents against all parties thereto, other than the ACE INA and ACE, in accordance with their respective terms.

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

Mayer Brown LLP

February 13, 2008

As to questions of fact material to our opinions (but not as to legal conclusions), we have, to the extent we deemed such reliance appropriate, relied upon certificates and other statements of officers of ACE INA and ACE and of public officials issued with respect to ACE INA and ACE.

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we are of the opinion that:

(i) ACE INA is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware;

(ii) The Indenture has been duly authorized, executed and delivered by ACE INA and (assuming the Indenture has been duly authorized, executed and delivered by ACE and the Trustee), the Indenture constitutes a valid and binding agreement of ACE INA and ACE, enforceable against ACE INA and ACE in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law);

(iii) The Notes have been duly authorized and executed by ACE INA and, assuming the due authentication thereof in the manner provided for in the Indenture and delivery against payment of the consideration therefor, constitute valid and binding obligations of ACE INA, enforceable against ACE INA in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law);

(iv) Assuming the Guarantee has been duly authorized by ACE under Cayman Islands law, the Guarantee constitutes a legal, valid and binding obligation of ACE enforceable against ACE in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law);

We are admitted to practice in the States of Illinois and New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America and the laws of the States of Illinois and New York, and we express no opinion herein concerning the laws of any other jurisdiction.

Mayer Brown LLP

February 13, 2008

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement.

Very truly yours,

MAYER BROWN LLP

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